Exhibit 4.97

CCM CONSULTING

TERMS AND CONDITIONS CONTRACT

Whereas, the “Company” NEVADA GOETHERMAL POWER INC. is the publicly traded Company, and any successors thereof, that is entering into a consulting relationship (s) (the “Program”) with CCM Consulting, a division of Cronus Capital Markets, Inc., its partners and affiliates, and the “Client,” if not the Company, is a Third Party.

I.	Payment and signature below signifies Agreement as follows:

A.	All consulting services last for 1 full year.

B	Any unpaid balances after 90-days shall be charged interest at the then-prevailing prime rate plus one (1%) percent. Any failure to pay as invoiced shall subject the Company to a Suspension and/or Termination of the coverage at CCM Research's discretion, after sixty (60) days past due, due to analyst accessibility being paramount.

C.	Upon any Suspension and/or Termination, the full amounts invoiced, plus accrued interest, plus any amounts discounted or credited, shall become immediately due and payable and the signee(s) below agrees to pay the full balance due, and if litigated, to also pay reasonable attorneys' fees and court costs associated with a successful collection. The province of Ontario and/or New York State shall be the venue for all legal actions, if any.

D.	Cronus Capital Markets, Inc., its partners and affiliates, will have the right to disseminate and distribute all Reports and other information through agreed upon distribution channels, both public and private, under the Company's ticker symbols, and the Company shall not attempt to interfere with the publication or distribution of a report in any manner.

E.	Coverage is subject to the requirements at http://www.shareholdersresearch.com, as well as subject to the “Standards For Independent Research Providers” at http://www.firstresearchconsortium.com

F.	The Company will assist and facilitate the Analyst's information-gathering in a timely fashion, and to expedite the review(s) of the Analyst's Errors and Omissions draft(s) by a Qualified Officer of the Company. Failure to do so may result in Suspension of Coverage.

G.	All research reports and related news announcements include disclosures related to cost and analyst statements.

II.	Upon receipt of agreed fees, CCM Consulting shall provide services as follows:

A.	The provisions of this contract can be found in Exhibit A.

An officer of the Company should sign below and fax to Cronus Capital Markets at 416-368-3701. Include a return fax number for countersigning purposes.

Thank you.

*BY THE COMPANY:
SIGNATURE /s/ Brian D. Fairbank
PRINT NAME Brian D. Fairbank
TITLE CEO + President
DATE November 28th , 2007
FAX NUMBER: 604-688-5926

BY CRONUS CAPITAL MARKETS:
SIGNATURE /s/ Micheal Soni
PRINT NAME Micheal Soni
TITLE President and CEO
DATE November 22nd , 2007
FAX NUMBER: 416-368-3701